Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com
October 31, 2007
Biopure Corporation
11 Hurley Street
Cambridge, MA 02141

Re:	Registration Statement on Form S-1 (No. 333-146013)
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on September 12, 2007 with the Securities and Exchange Commission (the “Commission”) by Biopure Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Act”), and covering up to (1) $24,415,650 of shares (the “Initial Shares”) of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), (2) $30,519,563 of warrants (the “Investor Warrants”) to purchase shares of Class A Common Stock, (3) shares of Class A Common Stock underlying the Investor Warrants, (4) $1,326,938 of underwriter warrants (the “Underwriter Warrants”) to purchase shares of Class A Common Stock, and (5) shares of Class A Common Stock underlying the Underwriter Warrants. The shares of Class A Common Stock referred to in clauses (3) and (5) are collectively referred to as the “Warrant Shares”; and the Investor Warrants and the Underwriter Warrants are collectively referred to as the “Warrants”. The Initial Shares and the Warrants are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named in the Underwriting Agreement and to be approved by the board of directors of the Company or a duly appointed committee thereof; and the Warrants are proposed to be issued pursuant to warrant agreements (the “Warrant Agreements”) executed by the Company in the form to be approved by the board of directors of the Company or a duly appointed committee thereof.
We have acted as counsel for the Company in connection with the issuance of the Initial Shares and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:
1.	The Initial Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by the Company, and when issued and paid for pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (b) general principles of equity, regardless of whether applied in a proceeding in equity or at law.

3.	The Warrant Shares have been duly authorized, and when the Warrant Shares are issued out of the Company’s duly authorized Class A Common Stock upon exercise of the Warrants and pursuant to the provisions of the Warrant Agreements, and the Company has received the consideration therefore in accordance with the terms of the Warrant Agreements, the Warrant Shares will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Initial Shares and the Warrants after the Registration Statement has become, and while it remains, effective.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP